Filed Pursuant to Rule 424(b)(7)
Registration No. 333-226209

PROSPECTUS SUPPLEMENT

5,500,000 Shares

Tilly’s, Inc.

Class A Common Stock

The selling stockholders named in this prospectus supplement (the “Selling Stockholders”), including our co-founders Mr. Hezy Shaked and Ms. Tilly Levine and their related entities, are offering 5,500,000 shares of our Class A common stock, par value $0.001 per share (“Class A common stock”), which represents the number of shares of Class A common stock issuable upon conversion of 4,879,389 shares of Class B common stock, par value $0.001 per share (“Class B common stock”), held by certain Selling Stockholders, at a conversion rate of one share of Class A common stock for each share of Class B common stock, in addition to 520,611 shares of Class A common stock held by Reid Investments LLC, and 100,000 shares of Class A common stock underlying stock options granted to Hezy Shaked that have vested and are exercisable. We will not receive any proceeds from the sale of shares of our Class A common stock offered by the Selling Stockholders pursuant to this offering.

Our shares of Class A common stock trade on the New York Stock Exchange under the symbol “TLYS.” On August 31, 2018, the last sale price of the shares as reported on the New York Stock Exchange was $23.52 per share.

Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

	Per Share	Total
Public offering price	$18.50	$101,750,000
Underwriting discount (1)	$0.79	$4,324,375
Proceeds, before expenses, to the Selling Stockholders	$17.71	$97,425,625

(1)	See “Underwriting” on page S-20 for additional information regarding underwriting compensation.

The underwriters may also exercise their option to purchase up to an additional 825,000 shares of our Class A common stock from the Selling Stockholders, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about September 11, 2018.

Sole Book Running Manager

BofA Merrill Lynch

Co-Managers

B. Riley FBR	Roth Capital Partners

The date of this prospectus supplement is September 6, 2018.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our Class A common stock and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated August 3, 2018, which gives more information about us. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may file and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on the other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Before purchasing any Class A common stock, you should carefully read both this prospectus supplement and the accompanying prospectus (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. Neither we, the underwriters nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We, the underwriters and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Neither we, the Selling Stockholders nor the underwriters are making an offer to sell our Class A common stock in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of Class A common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

This prospectus supplement incorporates by reference, and the accompanying prospectus or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement. Accordingly, investors should not place undue reliance on this information.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information; Incorporation by Reference.” We urge you to read that registration statement, this prospectus supplement, the accompanying

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prospectus and the documents incorporated by reference herein and therein in their entirety, including all amendments, exhibits, schedules and amendments thereto.

As used in this prospectus supplement, except where the context otherwise requires or where otherwise indicated, the terms “the Company”, “World of Jeans & Tops”, “WOJT”, “we”, “our”, “us”, “Tillys” and “Tilly’s” refer to Tilly’s, Inc. and its wholly owned subsidiary, World of Jeans & Tops, a California corporation. When we refer to “you,” we mean the potential holders of the Class A common stock that may be offered pursuant to this prospectus.

This prospectus supplement, including the information incorporated herein by reference, includes and may include our trademarks, trade names, and service marks, which are protected under applicable intellectual property laws and are our property. This prospectus supplement, including the information incorporated herein by reference, also contains trademarks, trade names, and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties. “Ambitious”, “Blue Crown”, “Division 7”, “Eldon”, “Full Tilt”, “Full Tilt Sport”, “If it’s not here...it’s not happening”, “Infamous”, “RSQ”, “#RSQME”, “Tilly’s”, “Vindicated”, “Destined”, “Tilly’s Clothing & Shoes”, “Full Tilt Swim”, “Girl in Motion”, “The Tilly’s Hookup”, “Vaporize”, “Ivy + Main”, “Sky and Sparrow”, and “White Fawn” and logos related to some of these names, are among our trademarks registered with the United States Patent and Trademark Office.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, any accompanying prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Also, documents we subsequently file with the Securities and Exchange Commission, or the SEC, and incorporate by reference will contain forward-looking statements. These statements are subject to risks and uncertainties. All statements other than statements of historical or current fact are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected earnings, revenues, comparable store sales, operating income, earnings per share, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	our ability to successfully open new stores and profitably operate our existing stores;

•	our ability to attract customers to our e-commerce website;

•	our ability to efficiently utilize our e-commerce fulfillment center;

•	effectively adapting to new challenges associated with our expansion into new geographic markets;

•	our ability to establish, maintain and enhance a strong brand image;

•	generating adequate cash from our existing stores to support our growth;

•	identifying and responding to new and changing customer fashion preferences and fashion-related trends;

•	competing effectively in an environment of intense competition both in stores and online;

•	containing the increase in the cost of mailing catalogs, paper and printing;

•	the success of the malls, power centers, neighborhood and lifestyle centers, outlet centers and street-front locations in which our stores are located;

•	our ability to attract customers in the various retail venues and geographies in which our stores are located;

•	our ability to adapt to downward trends in traffic for our stores and changes in our customers’ purchasing patterns;

•	failure of our information technology systems to support our current and growing business, before and after our planned upgrades;

•	the future potential impact of legal settlements on our results of operations;

•	adapting to declines in consumer confidence and decreases in consumer spending;

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•	our ability to adapt to significant changes in sales due to the seasonality of our business;

•	our ability to compete in social media marketing platforms;

•	price reductions or inventory shortages resulting from failure to purchase the appropriate amount of inventory in advance of the season in which it will be sold;

•	natural disasters, unusually adverse weather conditions, boycotts and unanticipated events;

•	changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers;

•	our dependence on third-party vendors to provide us with sufficient quantities of merchandise at acceptable prices;

•	increases in costs of energy, transportation or utility costs and in the costs of labor and employment;

•	our ability to balance proprietary branded merchandise with the third-party branded merchandise we sell;

•	most of our merchandise is made in foreign countries, making price and availability of our merchandise susceptible to international trade conditions;

•	failure of our vendors and their manufacturing sources to use acceptable labor or other practices;

•	our dependence upon key executive management or our inability to hire or retain the talent required for our business;

•	our ability to effectively adapt to our rapid expansion in recent years and our planned expansion;

•	disruptions in our supply chain and distribution center;

•	our indebtedness and lease obligations, including restrictions on our operations contained therein;

•	our reliance upon independent third-party transportation providers for certain of our product shipments;

•	our ability to increase comparable store sales or sales per square foot, which may cause our operations and stock price to be volatile;

•	disruptions to our information systems in the ordinary course or as a result of systems upgrades;

•	our inability to protect our trademarks or other intellectual property rights;

•	acts of war, terrorism or civil unrest;

•	the impact of governmental laws and regulations and the outcomes of legal proceedings;

•	our ability to secure the personal financial information of our customers and comply with the security standards for the credit card industry;

•	our failure to maintain adequate internal controls over our financial and management systems; and

•	continuing costs incurred as a result of being a public company.

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There is no guarantee that any of the events anticipated by the forward-looking statements in this prospectus supplement, any accompanying prospectus and the documents that we incorporate by reference will occur, or if any of the events occur, there is no guarantee what effect it will have on our operations, financial condition or share price. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Our past performance, and past or present economic conditions in the retail market, are not indicative of future performance or conditions. Investors are urged not to place undue reliance on forward-looking statements. We will not, and undertake no obligation to, update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws.

See “Risk Factors,” as well as those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case in our annual report on Form 10-K for the year ended February 3, 2018, in our quarterly reports on Form 10-Q for the quarters ended May 5, 2018 and August 4, 2018, and in any other filings with the SEC incorporated by reference in this prospectus supplement for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus supplement, the accompanying prospectus and the documents incorporated herein, and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about our business and this offering and highlights selected information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the shares of Class A common stock offered hereby. For a more complete understanding of our business and this offering, you should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus carefully, including the risks of investing in our Class A common stock discussed under “Risk Factors,” the consolidated financial statements and notes and other information included elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus before making an investment decision.

Our Business

Tillys is a leading destination specialty retailer of casual apparel, footwear and accessories for young adults, teens, and children. We believe we bring together an unparalleled selection of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Through our 226 stores across 31 states as of August 4, 2018, combined with a growing and profitable online business that reaches consumers nationally, we operate a dynamic omni-channel platform that allows consumers to shop with us how, when and where they want. Our stores and website are designed to be a seamless extension of our consumers’ lifestyles and the stimulating environment in which they live.

We believe our broad selection of relevant brands, styles, colors, sizes and price points ensures that we have what our customers want when they visit our stores. Our selection of over 400 third-party lifestyle brands offered over the course of a year, complemented by our proprietary merchandise, allows us to identify and address trends more quickly, offer a great range of price points, and manage our inventories more dynamically. We strive to keep our merchandise mix current by continuously introducing emerging brands and styles not available at many other specialty retailers in order to identify and respond to the evolving desires of our customers. No single third-party brand exceeded 7% of our total annual sales in fiscal 2017, and over 100 of these brands each generated annual sales greater than $0.5 million for us in the same period. Our goal is to serve as a destination for the most relevant merchandise and brands important to our customers at any given time.

We have a flexible real estate strategy across real estate venues and geographies. As of August 4, 2018, our store base was composed of 226 stores (including three pop-up stores) in 31 states. Of those stores, approximately half are located in a mix of malls, with the remaining stores located in lifestyle centers, ‘power’ centers, community centers, outlet centers and street-front locations. We believe our experiential marketing efforts in our stores foster an environment that is vibrant, stimulating and authentic, serving as an extension to our customers’ individuality and passion for an active, connected lifestyle. We accomplish this by blending the most relevant brands and styles with music videos, product-related visuals and a dedicated team of passionate store associates. We continuously think of fun, creative ways to drive consumers to our stores, including augmented and virtual reality experiences, various social events, and partnerships with some of our vendors, all of which are posted on various social media platforms, further driving brand awareness. Additionally, in order to improve the look and feel of our stores, we have remodeled or refreshed nearly 90% of our stores in the last three years. In addition to our traditional stores, we have also opened three pop-up stores under our private label brand, RSQ by Tillys, which has served as an effective branding vehicle and allows us to make our way into desirable new markets. We believe we have a portable and flexible store model that supports our existing stores, and our ability to open new stores and try new store concepts in a disciplined manner.

Following our IPO in 2012, we opened 91 stores between fiscal 2012 and fiscal 2015 in both new and existing markets. During this period, we faced challenges with respect to brand awareness in new markets and inconsistent merchandising offerings, and, as a result, we experienced declines in in-store traffic, sales and operating margins. Beginning in 2015, under the leadership of Edmond Thomas, who rejoined Tillys in October 2015 with over 30 years of retail experience, including serving as President and Co-Chief Executive Officer of Tillys from October 2005 to October 2007, we focused on slowing new store growth, and improving the merchandising selection and inventory management across the fleet to stabilize sales and improve profitability. Under Mr. Thomas’ leadership, we implemented several strategic initiatives, including taking a more conservative and strategic approach to new store growth and closing selected stores, as well as executing various merchandising initiatives within our stores and on our website to improve sales performance. Through these initiatives, we delivered seven consecutive quarters of year-over-year store traffic growth, flat to positive comparable store net sales for nine consecutive quarters, consistently healthy product margins and improved year-over-year operating margins for fiscal 2016, 2017 and the first half of fiscal 2018.

We believe, as we continue to execute on our core strategies, that we can continue to grow sales and improve profitability through positive comparable store sales, driven by increased traffic and e-commerce sales growth, as well as approaching store growth in a disciplined manner and effectively leveraging fixed costs. Our goal is to open new stores in attractive markets with strong economics in order to drive profitability in the first year. We plan to open approximately 12 new full-size stores during fiscal 2018, five of which have already opened. Our RSQ pop-up stores also provide short-term options for us to test new markets and increase our brand awareness.

We believe our customer-focused strategy and experienced, passionate team have placed the Company in a strong market position with meaningful room for future growth. Recent financial highlights include:

Net Sales ($mm)	Comparable Store Sales (%)

Operating Income (Loss) ($mm) & Operating Margin (%) (1)(2)	Net Income (Loss) ($mm) (2)

(1)	Operating margin represents operating income (loss) as a percentage of net sales for the corresponding period.
(2)

Operating income (loss), operating margin and net income (loss) for fiscal 2017 and the first half of fiscal 2017 were impacted by a non-recurrent $6.2 million provision related to a legal settlement. Operating income (loss), operating margin and net income (loss) for the first half of fiscal 2018 were impacted by a non-recurrent credit of $1.5 million against such provision as a result of the final settlement of such legal matter in early August 2018.

Our Strengths

We believe that the following competitive strengths contribute to our success and distinguish us from our competitors:

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Destination retailer with a unique store experience and a broad and differentiated assortment. We believe the combined depth and breadth of apparel, footwear and accessories offered at our stores exceeds the selection offered at many other specialty retailers. We offer an extensive selection of over 400 third-party lifestyle brands over the course of a given year, which are complemented by our proprietary brands. Our merchandise includes a wide assortment of brands, styles, colors, sizes and price points to ensure we have what our customers want every time they visit our stores. We offer a balanced mix of merchandise across the apparel, footwear and accessories categories serving young adults, teens and children. We believe that by combining proven and emerging fashion trends and core style products with a vibrant blend of carefully selected music and visuals, we provide an in-store experience that is authentic, fun, and engaging for our core customers. Having a diverse assortment of brands and merchandise ensures that we are not overly dependent on any one brand or trend at any point in time. We also believe that our differentiated in-store environment, evolving selection of relevant brands, and broad and deep assortment encourages customers to visit our stores more frequently and positions us as a leading destination retailer that appeals to a large demographic.

Sales by Category (%)(1)	Sales by Brand Type (%)(1)

(1)	For fiscal 2017.

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Dynamic merchandise model. We believe our extensive selection of third-party and proprietary merchandise allows us to identify and offer several trends simultaneously, offer a broad range of price points, and manage our inventories more dynamically. By closely monitoring trends and shipping product to our stores multiple times per week, we are able to adjust our merchandise mix based on store size and location. Different trends are applicable to different geographies, requiring us to analyze and adjust to what trends are best suited for each store. We believe our dynamic merchandise model allows us to do this efficiently, helping us to stay relevant to all of our customers across the country. We also keep our merchandise mix relevant by introducing emerging brands not available at many other retailers. We believe a significant percentage of our apparel offerings are unique to us due to the mix of our proprietary brands, emerging brands not offered at many other retailers, and special make-ups from popular brands that are not offered elsewhere or are offered only on a limited basis. Our merchandising capabilities also enable us to adjust our merchandise mix with a frequency that promotes a current look to our stores and website, and encourages frequent visits.

•	Flexible real estate strategy across real estate venues and geographies. Our stores have generally proven to be successful in different real estate venues and geographies. We operate stores in malls,

power centers, neighborhood and lifestyle centers, outlet centers and street-front locations across 86 markets in 31 states. With roots as an off-mall concept in 1982, only approximately half of our current stores are located in malls and we continue to see positive traffic trends in all of our different venues. We believe our success operating in these different retail venues and geographies demonstrates the portability of the Tillys brand, and gives us flexibility in our real estate decisions.

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Multi-pronged marketing approach to drive traffic and customer engagement. We utilize a multi-pronged marketing strategy to connect with our customers and drive traffic to our stores and online platforms. We distribute catalogs, newsletters and postcards to potential and existing customers from our proprietary database to familiarize them with the Tillys brand, our products, and to drive traffic to our stores and website. We offer an integrated digital platform between our online and mobile applications for our customers to shop how and when they like, and to drive further connection with them. We partner and collaborate with our vendors on exclusive, compelling in-store events and contests to build credibility with our target customers, actively involve them in our brands, and enhance the connection between Tillys and our customers’ active lifestyle. We use social media to communicate directly with our customers while also encouraging customers to interact with one another and provide feedback on our events and products. This also involves partnering with influencers and social media stars on certain campaigns to help increase the breadth of our marketing efforts. We have a customer loyalty program to further engage with our customers, build customer loyalty, reward loyal customers, and gain customer insights. All of these programs are complemented by digital and email marketing, as well as print advertising, to build customer awareness and loyalty, highlight key merchandise offerings, drive traffic to our stores and online platforms, and promote the Tillys brand. Also, through our “We Care Program”, we support and participate in various academic, art, and athletic programs at local schools and other organizations in communities surrounding our stores.

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Significant investments made across stores, e-commerce, systems and distribution/fulfillment to bolster omni-channel capabilities. We have invested in our store base to keep the look and feel fresh, our systems to enhance our merchandising and omni-channel capabilities and our distribution and fulfillment to optimize our supply chain. Nearly 90% of our stores have been remodeled or refreshed within the last three years. We believe that this is a significant advantage, as we can focus on brand awareness and merchandising at our current locations while also looking for opportunities to grow the brand and store base. In fiscal 2017, we implemented new point-of-sale and order management systems and re-platformed our website. In fiscal 2018, we plan on updating our mobile application to function seamlessly with these new systems and provide enhanced customer engagement. Our systems enable us to respond to changing fashion trends, manage inventory in real time, and provide a customized selection of merchandise at each location. We believe this capability enables us to manage our inventory effectively despite the breadth of our assortment, react faster to changing trends, and emphasize new products in order to drive greater traffic and spending. Our distribution center allows us to quickly sort and process merchandise and deliver it to our stores in a floor-ready format for immediate display. We also have a dedicated e-commerce fulfillment center with ample capacity, minimizing any necessary physical changes to our supply chain to support our future online growth potential. We believe the investments we have made can support growth in existing stores, new stores and on our e-commerce platform while driving brand awareness with limited additional incremental capital investment.

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Experienced management team. Our senior management team, led by Edmond Thomas and Mike Henry, has extensive experience across a wide range of disciplines in the specialty retail and direct-to-consumer industries, including store operations, merchandising, distribution, real estate, and finance. Mr. Thomas, our President and Chief Executive Officer, rejoined Tillys in October

2015 with over 30 years of retail experience, including previously serving as our President and Co-Chief Executive Officer from September 2005 to October 2007. Mr. Henry, our Chief Financial Officer, joined the Company in 2015 and has 18 years of experience in specialty retail. Hezy Shaked, our Co-Founder, Executive Chairman of the Board of Directors, and Chief Strategy Officer, also plays an important role in developing our long-term growth initiatives and cultivating our unique culture.

Growth Strategy

We are pursuing several strategies to drive long-term sales and profitability, including:

•

Drive comparable store sales. We believe we can continue to drive comparable store sales growth by continuing to execute on our merchandising strategy, increasing e-commerce sales and leveraging the investments we have made in the business. We seek to maximize our comparable store sales by offering new, on-trend merchandise across a broad assortment of categories, increasing our brand awareness through our multi-pronged marketing approach, providing an authentic store and online experience for our core customers, and maintaining a high level of customer service. We also engage with our customers through our loyalty program to drive traffic to our stores and website. Additionally, we believe that our e-commerce sales growth positions us well to continue to drive our comparable store sales growth. Lastly, we have remodeled or refreshed nearly 90% our stores in recent years and intend to continue to do so in the future to keep the physical representation of the Tillys brand updated and compelling for our customers. We believe the combination of these factors, together with our other operating strategies, positions us well to drive our comparable store sales results over time.

•

Continue to grow our e-commerce business & leverage improvements in our omni-channel capabilities. In fiscal 2017, our e-commerce sales represented 13.1% of our total net sales, which we believe represents a significant growth opportunity for us. We believe our e-commerce platform is an extension of our brand and retail stores, providing our customers a seamless shopping experience. Our e-commerce platform allows us to provide our customers with the same assortment offered in our brick-and-mortar stores, reach new customers, and build our brand in markets where we currently do not have stores. In fiscal 2017, we implemented a new platform for our e-commerce website. We also invested in certain omni-channel capabilities, including shipping products to our customers from our stores, which have been implemented in all stores. We also intend to provide our customers with the ability to buy products online and pick them up in stores. Additionally, we are in the process of implementing same-day delivery from our brick-and-mortar stores and upgrading our mobile application ahead of the 2018 holiday season to enhance further our customers’ shopping experience and convenience. We believe these omni-channel capabilities can drive additional traffic to both our stores and our website, and help drive comparable store sales growth.

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Open new stores. As of August 4, 2018, our store base was composed of 226 stores (including three RSQ pop-up stores) in 31 states. Of those stores, approximately half of those are located in traditional malls. We believe our footprint today is underpenetrated relative to other specialty apparel retailers, and we have meaningful opportunities to open new stores in attractive properties and locations that can deliver attractive economics, with the goal of having stores be profitable in their first year of operation or shortly thereafter. In fiscal 2018, we plan to open approximately 12 new stores, five of which we have already opened. We plan to remain disciplined in our store expansion, learning from the stores that we have opened, and primarily targeting existing markets where additional opportunities exist to expand Tillys’ brand recognition or new markets with high population density, such as the Northeast, Chicago and Texas. In markets where we do not have a current presence, we typically seek to open an initial store in a strong regional mall to generate brand awareness and traffic that can grow quickly and steadily. Following the initial store opening, we often seek to increase our brand awareness in attractive markets through opening a cluster of new stores in that market. In fiscal 2018, we have also introduced three pop-up locations in strong regional malls under our private label denim brand, RSQ by Tillys, to drive brand awareness for both our RSQ brand and Tillys as a whole. We continue to see strong performance and positive feedback from both customers and landlords regarding these RSQ pop-ups. These RSQ pop-ups allow us flexibility to test out new markets for a limited period of time while also building brand awareness and loyalty. While we will remain disciplined regarding new store growth, we expect that our new stores will continue to contribute to our overall sales growth.

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Drive brand awareness. We plan to continue to drive brand awareness by implementing effective marketing campaigns that target our core customers both in stores and online, including in-store events, co-branded promotions with third-party brands, influencers and social media personalities, which we believe will lead to increased traffic and comparable store sales. We are focused on broadening our customer reach and increasing engagement with our existing customers by leveraging our omni-channel capabilities. We believe that, as we increase market penetration through opening new stores in both existing and new markets, continue to grow our e-commerce business, and continue to implement compelling and fun marketing activities, our customer engagement and brand awareness will continue to expand, driving overall sales growth.

•

Increase our operating margins. We believe we have the opportunity to drive operating margin expansion through scale efficiencies and continued process improvements. We believe comparable store sales increases, including e-commerce growth, and new stores will permit us to better leverage largely fixed occupancy costs, store payroll, and corporate overhead. In addition, our goal is to improve operating margins and support growth by leveraging previous investments in infrastructure, including our dedicated e-commerce fulfillment center, upgraded e-commerce platform, and omni-channel capabilities. With regard to existing stores, we have an aggregate of approximately 120 lease decisions to make over the course of fiscal 2018 and 2019, covering a range of stores across many different markets with the goal of improving our profitability. We also intend to continue to use a disciplined approach to identify and execute initiatives focused on lowering our unit costs and improving operational efficiency throughout our organization. Due to the initiatives above, we have experienced improvement in our margins in each consecutive year from fiscal 2015 through 2017 as well as the first half of fiscal 2018.

General Corporate Information and History

The Tillys concept began in 1982 when our co-founders, Hezy Shaked and Tilly Levine, opened their first store in Orange County, California. Tilly’s, Inc., a Delaware corporation, conducted an initial public offering on May 2, 2012, becoming the publicly-traded entity that operates the Tillys business through its wholly-owned subsidiary, World of Jeans & Tops, a California corporation. We filed our certificate of incorporation with the Secretary of State of Delaware on May 4, 2011.

Our principal executive offices are located at 10 Whatney, Irvine, CA 92618, and our telephone number is (949) 609-5599.

THE OFFERING

Issuer	Tilly’s, Inc.

Class A common stock offered by the Selling Stockholders	5,500,000 shares of Class A common stock

Class A common stock outstanding immediately after this offering	20,639,574 shares of Class A common stock

Class B common stock outstanding immediately after this offering	8,769,108 shares of Class B common stock

Underwriters’ option to purchase additional shares of Class A common stock
The underwriters have an option to purchase up to an additional 825,000 shares of our Class A common stock from the Selling Stockholders, at the public offering price, less the underwriting discount, for 30 days.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of Class A common stock by the Selling Stockholders in this offering.

Voting Rights	Our common stock consists of two classes: Class A common stock and Class B common stock. Purchasers in this offering will acquire Class A common stock. Class A common stock and Class B common stock are identical except with respect to certain voting and conversion rights. Holders of Class A common stock are entitled to one vote per share, and holders of Class B common stock are entitled to 10 votes per share, on all matters to be voted on by our common stockholders. Shares of Class A and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders. See “Description of Capital Stock—Common Stock.”

New York Stock Exchange (“NYSE”) Symbol	TLYS

Risk factors	Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and the risk factors described in the accompanying prospectus and in the documents incorporated by reference herein and therein for a discussion of factors you should consider carefully before investing in our Class A common stock.

The number of shares of Class A common stock to be outstanding immediately after this offering is based on 15,660,185 shares of Class A common stock outstanding as of August 31, 2018, and excludes:

•	1,947,500 shares of Class A common stock issuable upon exercise of outstanding stock options, of which 932,875 were vested as of August 31, 2018;

•	29,125 shares of Class A common stock issuable upon the vesting of outstanding restricted stock units as of August 31, 2018;

•	1,491,740 additional shares of Class A common stock that are reserved for issuance under our Tilly’s, Inc. Amended and Restated 2012 Equity and Incentive Award Plan; and

•

any shares of Class A common stock issuable upon the conversion of the shares of Class B common stock, except for the shares issuable on conversion of the shares of Class B common stock offered hereby.

Unless we indicate otherwise, all information in this prospectus supplement assumes:

•

no exercise of the outstanding stock options described above, other than the exercise of the stock options granted to Hezy Shaked underlying the 100,000 shares of Class A common stock underlying stock being sold pursuant to this offering; and

•	no exercise by the underwriters of their option to purchase up to an additional 825,000 shares of our Class A common stock from the Selling Stockholders.

SUMMARY FINANCIAL DATA

The following table sets forth certain of the Company’s historical financial and other data. The summary historical consolidated statement of income data for the fiscal years ended February 3, 2018, January 28, 2017, January 30, 2016, January 31, 2015, and February 1, 2014 and selected balance sheet data as of February 3, 2018, January 28, 2017, January 30, 2016, January 31, 2015, and February 1, 2014 have been derived from the Company’s audited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. The summary historical consolidated statement of operations data, other financial data and operating data for the six months ended August 4, 2018 and July 29, 2017, and balance sheet data as of August 4, 2018, have been derived from the Company’s unaudited financial statements and the related notes incorporated by reference in this prospectus supplement. The summary historical consolidated financial data set forth below are not necessarily indicative of the results of future operations. The following information is a summary only and should be read together with our consolidated financial statements and the related notes incorporated herein by reference. See “Where You Can Find More Information; Incorporation by Reference.”

	Six Months Ended		Fiscal Year Ended (1)
	August 4, 2018	July 29, 2017	February 3, 2018	January 28, 2017	January 30, 2016	January 31, 2015	February 1, 2014
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Net sales	$281,040	$259,757	$576,899	$568,952	$550,991	$518,294	$495,837
Cost of goods sold (2)	195,957	185,923	401,529	400,493	383,745	362,762	345,015

Gross profit	85,083	73,834	175,370	168,459	167,246	155,532	150,822
Selling, general and administrative expenses	71,275	75,402	151,384	149,129	149,150	132,343	121,085

Operating income (loss)	13,808	(1,568)	23,986	19,330	18,096	23,189	29,737
Other income (expense), net	873	435	1,223	418	52	(14)	(9)

Income (loss) before income taxes	14,681	(1,133)	25,209	19,748	18,148	23,175	29,728
Income tax expense (benefit)	3,770	(376)	10,509	8,338	10,607	9,100	11,591

Net income (loss)	$10,911	$(757)	$14,700	$11,410	$7,541	$14,075	$18,137

Basic income (loss) per share of Class A and Class B common stock	$0.37	$(0.03)	$0.51	$0.40	$0.27	$0.50	$0.65
Diluted income (loss) per share of Class A and Class B common stock	$0.37	$(0.03)	$0.51	$0.40	$0.27	$0.50	$0.65
Weighted average basic shares outstanding	29,145	28,728	28,804	28,496	28,332	28,013	27,822
Weighted average diluted shares outstanding	29,567	28,728	29,074	28,529	28,402	28,078	28,116

Operating Data (unaudited):
Stores operating at beginning of period	219	223	223	224	212	195	168
Stores opened during the period	8	—	2	3	15	19	28
Stores closed during the period	1	2	6	4	3	2	1

Stores operating at end of period	226	221	219	223	224	212	195
Comparable store sales change (3)	2.4%	1.4%	1.0%	0.5%	1.2%	(2.8)%	(1.9)%
Total square feet at end of period	1,698,230	1,690,484	1,668,008	1,703,144	1,704,031	1,622,156	1,513,138
Average square footage per store at end of period	7,514	7,649	7,616	7,637	7,607	7,652	7,760
Average net sales per brick-and-mortar store (in thousands) (4)	$2,345	$2,207	$2,258	$2,188	$2,219	$2,250	$2,396
Average net store sales per square foot (4)	$309	$289	$296	$287	$290	$292	$307
Capital expenditures (in thousands)	$6,668	$6,954	$13,753	$17,047	$23,100	$23,636	$42,701

	As of
	August 4, 2018	February 3, 2018	January 28, 2017	January 30, 2016	January 31, 2015	February 1, 2014
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$124,226	$135,952	$133,917	$100,952	$84,746	$60,355
Working capital	126,525	107,423	129,819	110,965	94,394	77,331
Total assets	301,582	290,111	290,506	270,751	257,551	232,407
Total capital lease obligation (5)	—	—	835	1,693	2,500	3,258
Total Stockholders’ equity	$175,347	$160,425	$189,220	$173,213	$158,686	$140,923

(1)	The fiscal year ended February 3, 2018 included 53 weeks. The fiscal years ended January 28, 2017, January 30, 2016, January 31, 2015 and February 1, 2014 each included 52 weeks.
(2)	Includes buying, distribution and occupancy costs.
(3)

Comparable store sales are net sales from stores that have been open at least 12 full fiscal months as of the end of the current reporting period. A remodeled or relocated store is included in comparable store sales, both during and after construction, if the square footage of the store used to sell merchandise was not changed by more than 20% and the store was not closed for more than five days in any fiscal month. Comparable store sales include sales through our e-commerce platform but exclude gift card breakage income, deferred revenue from the loyalty program and e-commerce shipping and handling fee revenue. The comparable store sales change for the period ended February 3, 2018 includes the 53rd week in fiscal year 2017.

(4)

The number of stores and the amount of square footage reflect the number of days during the period that new stores were open. E-commerce sales, e-commerce shipping revenue and gift card breakage income are excluded from our sales in deriving net sales per store. Amounts for the first half of fiscal 2018 and 2017 are annualized based on the results from the trailing four quarters.

(5)	Comprised solely of a capital lease for our corporate headquarters and distribution center.

RISK FACTORS

Investment in the Class A common stock offered pursuant to this offering involves risks. You should carefully consider the following risk factors, as well as the other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. In addition, you should carefully consider, among other things, the matters discussed under “Part I—Item 1A. Risk Factors” in our annual report on Form 10-K for the fiscal year ended February 3, 2018, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as that disclosure may be updated by subsequent periodic reports, as well as other documents that we file with the SEC that are incorporated by reference.

The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the price of our Class A common stock to decline, perhaps significantly.

Risks Related to Our Class A Common Stock and this Offering

Our founders control a majority of the voting power of our common stock, which may prevent other stockholders from influencing corporate decisions and may result in perceived conflicts of interest.

Our common stock consists of two classes: Class A and Class B. Holders of Class A common stock are entitled to one vote per share, and holders of Class B common stock are entitled to 10 votes per share, on all matters to be voted on by our common stockholders. All of the shares of Class B common stock are beneficially owned by Hezy Shaked, Tilly Levine and their children through related trusts, which we refer to as the Shaked and Levine family entities. As a result, the Shaked and Levine family entities control a substantial majority of the total voting power of our outstanding common stock. As of August 31, 2018, the Shaked and Levine family controlled approximately 90.0% of the voting power of our outstanding common stock. After giving pro forma effect to the completion of this offering, the Shaked and Levine family entities would control approximately 80.9% of the voting power of our outstanding common stock (or 78.7% of the voting power of our outstanding common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full). In addition, Mr. Shaked serves as Executive Chairman of the Board of Directors, and is the voting trustee, pursuant to a voting trust agreement, covering the shares owned by Ms. Levine. As a result, Mr. Shaked is in a position to dictate the outcome of any corporate actions requiring stockholder approval, including the election of directors and mergers, acquisitions and other significant corporate transactions. Mr. Shaked may delay or prevent a change of control from occurring, even if the change of control could appear to benefit the stockholders. Mr. Shaked may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This ownership concentration may adversely impact the trading of our Class A common stock because of a perceived conflict of interest that may exist, thereby depressing the value of our Class A common stock.

Future sales of our common stock by us or by existing stockholders could cause the price of our Class A common stock to decline.

Any sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price for our Class A common stock to decline. All of our shares of common stock are freely tradable without restriction under the Securities Act of 1933, as amended, or Securities Act, other than the shares of Class A common stock and Class B common stock held by the Shaked and Levine family entities, and the shares of Class A common stock held by our directors, officers and other affiliates. Even those shares held by affiliates may be sold under Rule 144 of the Securities Act, subject to the volume and manner of sale, and other requirements thereunder, or pursuant other potential exemptions. In addition, investors may incur dilution upon the exercise of stock options or other equity-based awards under our equity incentive plans. We also may issue equity securities in the future, which would dilute the ownership interest of the holders of our Class A common stock. We cannot predict the size of any future issuances of our common stock or other equity-related securities or the effect, if any, that they may have on the market price of our Class A common stock.

While we paid dividends in February of 2018 and 2017, there can be no assurance that we will pay dividends in the future, which may make our Class A common stock less desirable to investors and decrease its value.

In February of 2018 and 2017, we paid special cash dividends of $1.00 per share and $0.70 per share, respectively, to all holders of record of issued and outstanding shares of our common stock. However, there can be no assurance that we will pay additional cash dividends on our common stock in the future. We do not currently anticipate declaring any additional dividends in the foreseeable future. The declaration and payment of future dividends, if any, will be at the sole discretion of our board of directors based on its consideration of various factors, including our operating results, financial condition, and anticipated capital requirements. As a result, if no dividends are declared in the future, our Class A common stock may be deemed to be less desirable to investors and may decrease in value.

We are a controlled company within the meaning of the NYSE rules, and, as a result, we may rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

Mr. Shaked controls, and after giving pro forma effect to the completion of this offering (including if the underwriters exercise their option to purchase additional shares of Class A common stock in full), would continue to control, more than 50% of the total voting power of our common stock and we are considered a controlled company under the NYSE corporate governance listing standards. As a controlled company, certain exemptions under the NYSE listing standards will exempt us from the obligation to comply with certain NYSE corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consist of independent directors, as defined under the rules of the NYSE;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although we intend to continue to comply with these listing requirements even though we are a controlled company, there is no guarantee that we will not take advantage of these exemptions in the future. Accordingly, so long as we are a controlled company, holders of our Class A common stock may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Our amended and restated bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim that is governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our amended and restated bylaws. This choice-of-forum provision may limit our stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our amended and restated bylaws inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

The price of our Class A common stock has been, and may continue to be volatile and may decline in value.

The market for retail apparel stocks can be highly volatile. As a result, the market price of our Class A common stock is likely to be volatile and investors may experience a decrease in the value of the Class A common stock, unrelated to our operations. The price of our Class A common stock has, and could in the future, fluctuate significantly in response to a number of factors, as discussed in this “Risk Factors” section. Further, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation. The threat or filing of class action litigation lawsuits could cause the price of our Class A common stock to decline.

As a result of being a publicly traded company, our management is required to devote substantial time to complying with public company regulations.

As a result of being a publicly traded company, we are obligated to file periodic reports with the SEC under the Exchange Act. We are also subject to other reporting and corporate governance requirements, including certain requirements of the NYSE, Financial Industry Regulatory Authority, or FINRA, and certain provisions of the Sarbanes-Oxley Act of 2002, or SOX, and the regulations promulgated thereunder, which impose significant compliance obligations on us. SOX, as well as rules subsequently implemented by the SEC, NYSE and FINRA, have imposed increased regulation and disclosure and have required enhanced corporate governance practices of public companies. Our efforts to comply with evolving laws, regulations and standards result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities. In addition, if we fail to implement or maintain the requirements with respect to our internal accounting and audit functions, our ability to continue to report our operating results on a timely and accurate basis could be impaired and we could be subject to sanctions or investigation by regulatory authorities, such as the SEC, NYSE or FINRA. Any such action could harm our reputation and the confidence of investors and customers in our company and could materially adversely affect our business and cause the price of our Class A common stock to decline.

Our failure to maintain adequate internal controls over our financial and management systems may cause errors in our financial reporting, which could in turn cause a loss of investor confidence.

Our public company reporting obligations and our anticipated growth will likely strain our financial and management systems, internal controls and our employees. In addition, pursuant to Section 404 of SOX, we are required to provide annually an assessment of the effectiveness of our internal controls over financial reporting and our independent registered public accounting firm will be required to provide an attestation on our assessment of our internal controls over financial reporting. The process required to comply with Section 404 of SOX is time consuming and costly. If during this process we identify one or more material weaknesses in our internal controls, it is possible that our management may not be able to certify that our internal controls are effective by the certification deadline. Moreover, if we identify any material weaknesses or significant deficiencies in our internal controls we will have to implement appropriate changes to these controls, which may require specific compliance training for our directors, officers and employees, require the hiring of additional finance, accounting, legal and other personnel, entail substantial costs to modify our existing accounting systems and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Effective internal controls are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in us being subject to regulatory action and a loss of investor confidence in the reliability of our financial statements, both of which in turn could cause the market value of our Class A common stock to decline.

Our corporate organizational documents and Delaware law have anti-takeover provisions that may inhibit or prohibit a takeover of us and the replacement or removal of our management.

In addition to the concentration of ownership and voting power in the Shaked and Levine family entities, the anti-takeover provisions under Delaware law, as well as the provisions contained in our corporate organizational documents, may make an acquisition of us more difficult. For example:

•

our certificate of incorporation includes a provision authorizing our Board of Directors to issue blank check preferred stock without stockholder approval, which, if issued, would increase the number of outstanding shares of our capital stock and could make it more difficult for a stockholder to acquire us;

•

our certificate of incorporation provides that if all shares of our Class B common stock are converted into Class A common stock or otherwise cease to be outstanding, our Board of Directors will be divided into three classes in the manner provided by our certificate of incorporation. After the directors in each class serve for the initial terms provided in our certificate of incorporation, each class will serve for a staggered three-year term;

•

our certificate of incorporation permits removal of a director only for cause by the affirmative vote of the holders of a majority of the voting power of the company once the Board of Directors is divided into three classes and provides that director vacancies can only be filled by an affirmative vote of a majority of directors then in office;

•	our amended and restated bylaws require advance notice of stockholder proposals and director nominations; and

•	Section 203 of the Delaware General Corporation Law may prevent large stockholders from completing a merger or acquisition of us.

These provisions may prevent a merger or acquisition of us which could limit the price investors would pay for our common stock in the future.

If securities or industry analysts publish inaccurate or unfavorable research about our business, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the price of our Class A common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class A common stock could decrease, which could cause the price of our Class A common stock and trading volume to decline.

Financial forecasting by us and financial analysts who may publish estimates of our performance may differ materially from actual results.

Given the dynamic nature of our business, the current uncertain economic climate and the inherent limitations in predicting the future, forecasts of our revenues, comparable sales, margins, net income and other financial and operating forecasts may differ materially from actual results. Such discrepancies could cause a decline in the trading price of our Class A common stock.

We have a small public float and this may result in price swings in our Class A common stock or make it difficult to acquire or dispose of our Class A common stock.

We have a small public float, and will continue to have a small public float following the consummation of this offering. A small public float can result in large swings in the stock price of our Class A common stock with relatively low trading volume. In addition, a purchaser that seeks to acquire a significant number of shares of Class A common stock may be unable to do so without increasing the stock price of our Class A common stock, and conversely, a seller that seeks to dispose of a significant number of shares of our Class A common stock may experience a decreasing stock price.

Risks Related to Our Business and Our Industry

For risks related to our business and our industry, see the information under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our annual report on Form 10-K for the fiscal year ended February 3, 2018 and any subsequent periodic reports filed by us with the SEC.

USE OF PROCEEDS

All of the Class A common stock offered by this prospectus supplement is being sold by the Selling Stockholders. We will not receive any portion of the net proceeds received by the Selling Stockholders from the sale of their shares of Class A common stock, including if the underwriters exercise their option to purchase any additional shares of Class A common stock.

PRICE RANGE OF OUR CLASS A COMMON STOCK

Since May 4, 2012, our Class A common stock has traded on the NYSE under the symbol “TLYS.” The following table sets forth, for the periods indicated, the high and low daily sales prices for our Class A common stock, as reported by the NYSE.

	High	Low
Fiscal year 2018
First Quarter	$14.88	$10.72
Second Quarter	$16.27	$10.78
Third Quarter (through August 31, 2018)	$24.98	$15.31
Fiscal year 2017
First Quarter	$13.70	$8.02
Second Quarter	$11.43	$8.43
Third Quarter	$12.87	$8.42
Fourth Quarter	$16.57	$11.41
Fiscal year 2016
First Quarter	$8.72	$6.18
Second Quarter	$6.69	$5.49
Third Quarter	$10.86	$5.53
Fourth Quarter	$15.29	$8.74

On August 31, 2018, the last reported sale price for our Class A common stock on the NYSE was $23.52 per share. As of August 31, 2018, we had 15,660,185 shares of Class A common stock outstanding and there were approximately 7 holders of record of our Class A common stock, including shares of unvested restricted stock awards. The number of stockholders of record is based upon the actual number of stockholders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associates, corporations or other entities identified in security position listings maintained by depositories.

SELLING STOCKHOLDERS

The following table sets forth (i) the number of shares of Class A common stock and Class B common stock beneficially owned by the Selling Stockholders as of the date of this prospectus supplement, (ii) the number of shares of Class A common stock to be offered by each of the Selling Stockholders pursuant to this offering, assuming no exercise by the underwriters of their option to purchase up to an additional 825,000 shares of our Class A common stock from the Selling Stockholders, and (iii) the number of shares of Class A common stock and Class B common stock beneficially owned by the Selling Stockholders, as adjusted to reflect the assumed sale of all 5,500,000 shares offered pursuant this offering, assuming no exercise by the underwriters of their option to purchase up to an additional 825,000 shares of our Class A common stock from the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder. Certain information regarding relationships between the Selling Stockholders and us is set forth following the table below and elsewhere in this prospectus supplement and the accompanying prospectus. The address of each of the Selling Stockholders named in the table below is: c/o Tilly’s, Inc., 10 Whatney, Irvine, California, 92618.

	Shares of common stock beneficially owned prior to this offering					Shares of Class A common stock offered (6)	Shares of common stock beneficially owned after this offering
Name of Selling Stockholder	Class A (1)	Percent of Class (2)	Class B (3)	Percent of Class (4)	Percent of Total Voting Power (5)		Class A (1)	Percent of Class (2)	Class B (3)	Percent of Class	Percent of Total Voting Power (5)
Hezy Shaked (7)	620,611	3.9%	12,370,952	90.6%	81.7%	2,358,438	—	—	8,769,108	100.0%	80.9%
Tilly Levine (8)	—	—	3,951,919	29.0%	4.2%	1,343,406	—		1,969,741	22.5%	—
Tilly Levine, Trustee HS Annuity Trust Dated August 6, 2010 Trust for Netta Shaked-Schroer (9)	—	—	319,386	2.3%	2.1%	319,386	—		—		—
Tilly Levine, Trustee HS Annuity Trust Dated August 6, 2010 Trust for Amy Shaked-Diaz (10)	—	—	319,386	2.3%	2.1%	319,386	—		—		—
Amy Shaked-Diaz & Netta Shaked-Schroer, Co-Trustees of the TL Annuity Trust Dated August 6, 2010 Trust for Netta Shaked-Schroer (11)	—	—	319,387	2.3%	2.1%	319,387	—		—		—
Amy Shaked-Diaz & Netta Shaked-Schroer, Co-Trustees of the TL Annuity Trust Dated August 6, 2010 Trust for Amy Shaked-Diaz (12)	—	—	319,386	2.3%	2.1%	319,386	—		—		—
Reid Investments, LLC (13)	520,611	3.3%	—	—	*	520,611	—		—		—

*	Denotes less than 1.0%.
(1)

The information set forth in the table with respect to current ownership of Class A common stock does not reflect the shares of Class A common stock that are issuable upon conversion of the shares of Class B common stock listed in the table.

(2)

The percentage of shares of Class A common stock beneficially owned is computed on the basis of 15,660,185 shares of our Class A common stock outstanding as of August 31, 2018. Shares of Class A common stock that the applicable Selling Stockholder has the right to acquire within 60 days of August 31, 2018 are deemed to be outstanding and beneficially owned by the person holding such rights for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)

Each share of Class B common stock shall convert automatically into one share of Class A common stock upon transfer, other than to Hezy Shaked or any other Hezy Shaked Entities (as defined in our certificate of incorporation), as well as upon certain other events, in each case as described in “Description of Capital Stock—Common Stock—Conversion of Class B Common Stock” in the accompanying prospectus.

(4)	The percentage of shares beneficially owned is computed on the basis of 13,648,497 shares of our Class B common stock outstanding as of August 31, 2018.
(5)

Each holder of Class A common stock is entitled to one vote per share, and each holder of Class B common stock is entitled to ten votes per share, with holders of Class A common stock and holders of Class B common stock voting together as a single class.

(6)

Assumes no exercise by the underwriters of their option to purchase up to an additional 825,000 shares of our Class A common stock from the Selling Stockholders. If the underwriters exercise their option to purchase an additional 825,000 shares of Class A common stock in full, (i) the total number of shares of Class A common stock offered by Hezy Shaked pursuant to this offering shall increase to 3,183,438 shares of Class A common stock, and (ii) the shares of common stock beneficially owned by Hezy Shaked after this offering shall be reduced to 7,944,108 shares of Class B common stock, which shall represent 78.7% of the total voting power of the Company’s outstanding common stock, and which shall include (a) 5,974,367 shares of Class B common stock held by The Hezy Shaked Living Trust Established May 18, 1999 (the “Hezy Shaked Living Trust”), of which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power, and (b) 1,969,741 shares of Class B common stock held by The Tilly Levine Separate Property Trust Established March 31, 2004 (the “Tilly Levine Separate Property Trust”), of which Ms. Levine is the trustee and beneficiary, over which Mr. Shaked has sole voting power pursuant to a voting trust with Ms. Levine (the “Levine Shares”). Any shares of Class B common stock to be sold by the Selling Stockholders in this offering will be automatically converted to shares of Class A common stock at the completion of this offering, and any options to purchase Class A common stock, pursuant to which the Class A common stock underlying such options is to be sold by the Selling Stockholders in this offering, will be exercised prior to the completion of this offering.

(7)

Shares of common stock beneficially owned prior to this offering includes (a) 9,057,805 shares of Class B common stock held by the Hezy Shaked Living Trust, of which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power, (b) 3,313,147 shares of the Levine Shares, of which Ms. Levine is the trustee and beneficiary, over which Mr. Shaked has sole voting power pursuant to a voting trust agreement with Ms. Levine, (c) 520,611 shares of Class A common stock held by Reid Investments, LLC, for which Mr. Shaked serves as sole manager with sole voting and investment control over the securities held thereby, and (d) 100,000 shares of Class A common stock underlying stock options granted to Mr. Shaked that have vested and are exercisable. Shares of common stock beneficially owned after this offering includes (a) 6,799,367 shares of Class B common stock held by the Hezy Shaked Living Trust, of which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power, and (b) 1,969,741 shares of the Levine Shares, of which Ms. Levine is the trustee and beneficiary, over which Mr. Shaked has sole voting power pursuant to a voting trust with Ms. Levine. Mr. Shaked serves as the Executive Chairman and Chief Strategy Officer for the Issuer.

(8)

Shares of common stock beneficially owned prior to this offering includes (a) 3,313,147 shares of the Levine Shares, and (b) 319,386 shares of Class B common stock held by each of the HS Annuity Trust Dated August 6, 2010 Trust for Netta Shaked-Schroer (“Trust I”) and the HS Annuity Trust Dated August 6, 2010 Trust for Amy Shaked-Diaz (“Trust II”), of which Ms. Levine is trustee (638,772 shares in total). Shares of common stock beneficially owned after this offering includes 1,969,741 shares of the Levine Shares. Pursuant to a voting trust agreement with Mr. Shaked, Ms. Levine has granted Mr. Shaked, as trustee under the agreement, the right to vote the Levine Shares. Ms. Levine retains dispositive power over and full economic interest in the Levine Shares. Ms. Levine serves as the Vice President of Vendor Relations for the Issuer.

(9)	Ms. Levine serves as trustee for Trust I, and Netta Shaked-Schroer, daughter of Mr. Shaked and Ms. Levine, is the beneficiary of Trust I.
(10)	Ms. Levine serves as trustee for Trust II, and Amy Shaked-Diaz, daughter of Mr. Shaked and Ms. Levine, is the beneficiary of Trust II.
(11)

Netta Shaked-Schroer and Amy Shaked-Diaz, daughters of Mr. Shaked and Ms. Levine, serve as co-trustees for the TL Annuity Trust Dated August 6, 2010 Trust for Netta Shaked-Schroer (“Trust III”), and Netta Shaked-Schroer is the beneficiary of Trust III.

(12)

Netta Shaked-Schroer and Amy Shaked-Diaz, daughters of Mr. Shaked and Ms. Levine, serve as co-trustees for the TL Annuity Trust Dated August 6, 2010 Trust for Amy Shaked-Diaz (“Trust IV”), and Amy Shaked-Diaz is the beneficiary of Trust IV.

(13)	Mr. Shaked serves as sole manager of Reid Investments, LLC, with sole voting and investment control over the securities held thereby.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Selling Stockholders and the underwriters, the Selling Stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Selling Stockholders, the number of shares of our Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,400,000
B. Riley FBR, Inc.	687,500
Roth Capital Partners, LLC	412,500

Total	5,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the Selling Stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us and the Selling Stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.47 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the Selling Stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$18.50	$101,750,000	$117,012,500
Underwriting discount	$0.79	$4,324,375	$4,973,031
Proceeds, before expenses, to the Selling Stockholders	$17.71	$97,425,625	$112,039,469

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us. We have agreed to reimburse the underwriters for certain fees and expenses in connection with this offering, up to an amount not to exceed $35,000.

Option to Purchase Additional Shares

The Selling Stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 825,000 additional shares of our Class A common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our Class A common stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the Selling Stockholders, our executive officers and directors have agreed not to sell or transfer any shares of our Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with our Class A common stock, including, without limitation, any shares of our Class B common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file or make a confidential submission of a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In addition, the lock-up agreement will not prohibit:

•

the establishment of a 10b5-1 plan by our CEO and one of our directors during the lock up period, including the sale of up to 30,000 shares of our Class A common stock, in the case of our CEO, and 9,000 shares of our Class A common stock, in the case of the director, under such 10b5-1 plans; provided, however, that no such sales are permitted to occur until after 45 days from the date of this prospectus supplement, and

•

the exercise of stock options to purchase up to 7,500 shares of our Class A common stock and the sale of up to 7,500 of shares issuable upon such exercise by each of two of our directors; provided, however, that no such sales are permitted to occur until after September 24, 2018.

New York Stock Exchange Listing

The shares of our Class A common stock are listed on the New York Stock Exchange under the symbol “TLYS.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with the Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representative has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The company, the representative and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the representative has authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the representative to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are, or are intended to be, disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus supplement will be passed upon by Latham & Watkins LLP, Costa Mesa, California. Shearman & Sterling LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements as of February 3, 2018 and January 28, 2017 and for each of the three years in the period ended February 3, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2018 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.tillys.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein referring to the contents of any contract or other document are not necessarily complete. Where such contract or other document is listed as an exhibit to the Registration Statement on Form S-3, of which this prospectus supplement and the accompanying prospectus form a part, or any document incorporated by reference therein, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement incorporates by reference the documents set forth below (which supersedes the documents incorporated by reference into the prospectus accompanying this prospectus supplement):

•	Our Annual Report on Form 10-K for the year ended February 3, 2018, filed with the SEC on March 30, 2018.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 20, 2018.

•	Our Quarterly Report on Form 10-Q for the quarter ended May 5, 2018, filed with the SEC on June 13, 2018.

•	Our Quarterly Report on Form 10-Q for the quarter ended August 4, 2018, filed with the SEC on August 30, 2018.

•

The description of our Class A common stock contained in our registration statement on Form 8-A, dated May 2, 2012, filed with the SEC on May 2, 2012 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act” in this prospectus supplement, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

Tilly’s, Inc.

10 Whatney

Irvine, California 92618

(949) 609-5599

PROSPECTUS

9,500,000 Shares

TILLY’S, INC.

Class A Common Stock

Offered by the Selling Stockholders

This prospectus relates solely to the resale from time to time of up to an aggregate of 9,500,000 shares of Class A common stock, par value $0.001 per share (“Class A common stock”), by the selling stockholders named herein, including their respective pledgees, donees, transferees or other successors-in-interest (the “Selling Stockholders”), which represents the maximum number of shares of Class A common stock issuable upon conversion of 8,859,389 shares of Class B common stock, par value $0.001 per share (“Class B common stock”), held by certain of the Selling Stockholders at a conversion rate of one share of Class A common stock for each share of Class B common stock, in addition to 540,611 shares of Class A common stock held by Reid Investments LLC, and 100,000 shares of Class A common stock underlying stock options granted to Hezy Shaked that have vested and are exercisable.

We are not selling any Class A common stock under this prospectus, and we will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders.

Each time any of the Selling Stockholders offer and sell Class A common stock, such Selling Stockholders will provide a supplement to this prospectus that contains specific information about the offering and such Selling Stockholders, as well as the amounts, prices and terms of the Class A common stock to be offered thereby. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in our Class A common stock.

The Selling Stockholders may offer and sell shares of our Class A common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of our Class A common stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No Class A common stock to be sold under this prospectus may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such Class A common stock.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR CLASS A COMMON STOCK.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “TLYS.” On July 16, 2018, the last reported sale price of our Class A common stock on the New York Stock Exchange was $15.12 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders named herein may, from time to time, sell up to 9,500,000 shares of Class A common stock in one or more offerings as described in this prospectus. Each time that the Selling Stockholders offer and sell Class A common stock, the Selling Stockholders will provide a prospectus supplement to this prospectus that contains specific information about the Class A common stock being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any Class A common stock, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Stockholders will not make an offer to sell this Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

As used in this prospectus, except where the context otherwise requires or where otherwise indicated, the terms “the Company”, “World of Jeans & Tops”, “WOJT”, “we”, “our”, “us”, “Tillys” and “Tilly’s” refer to Tilly’s, Inc. and its wholly owned subsidiary, World of Jeans & Tops, a California corporation. When we refer to “you,” we mean the potential holders of the Class A common stock that may be offered pursuant to this prospectus.

This prospectus, including the information incorporated herein by reference, includes and may include our trademarks, trade names, and service marks, which are protected under applicable intellectual property laws and are our property. This prospectus, including the information incorporated herein by reference, also contains trademarks, trade names, and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties. “Ambitious”, “Blue Crown”, “Division 7”, “Eldon”, “Full Tilt”, “Full Tilt Sport”, “If it’s not here...it’s not happening”, “Infamous”, “RSQ”, “Tilly’s”, “Vindicated”, “Destined”, “Tilly’s Clothing & Shoes”, ”Full Tilt Swim”, “Girl in Motion”, “The Tilly’s Hookup”, “Vaporize”, “Ivy + Main”, and “Sky and Sparrow” and logos related to some of these names, are among our trademarks registered with the United States Patent and Trademark Office.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.tillys.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered Class A common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended February 3, 2018, filed with the SEC on March 30, 2018.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 20, 2018.

•	Our Current Reports on Form 8-K filed with the SEC on January 25, 2018 and May 30, 2018.

•	Our Quarterly Report on Form 10-Q for the quarter ended May 5, 2018, filed with the SEC on June 13, 2018.

•

The description of our Class A common stock contained in our registration statement on Form 8-A, dated May 2, 2012, filed with the SEC on May 2, 2012 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Tilly’s, Inc.

10 Whatney

Irvine, California 92618

(949) 609-5599

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Tillys is a leading destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls. We believe we bring together an unparalleled selection of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Our stores and website are designed to be a seamless extension of our teen and young adult consumers’ lifestyles in a stimulating environment. Tillys is headquartered in Irvine, California and we operated 222 stores in 31 states as of May 5, 2018. Our stores are located in malls, lifestyle centers, ‘power’ centers, community centers, outlet centers and street-front locations. Customers may also shop online, where we feature the same assortment of products as is carried in our brick-and-mortar stores, supplemented by additional online-only styles. We believe our success across a variety of real estate venues and geographies in the United States demonstrates Tillys’ portability. Our goal is to serve as a destination for the most relevant merchandise and brands important to our customers.

The Tillys concept began in 1982 when our co-founders, Hezy Shaked and Tilly Levine, opened their first store in Orange County, California. Tilly’s, Inc., a Delaware corporation, conducted an initial public offering on May 2, 2012, becoming the publicly-traded entity that operates the Tillys business through its wholly-owned subsidiary, World of Jeans & Tops, a California corporation. We filed our certificate of incorporation with the Secretary of State of Delaware on May 4, 2011.

Our principal executive offices are located at 10 Whatney, Irvine, CA 92618, and our telephone number is (949) 609-5599.

RISK FACTORS

Investment in any Class A common stock offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such Class A common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this prospectus are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected earnings, revenues, comparable store sales, operating income, earnings per share, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	our ability to successfully open new stores and profitably operate our existing stores;

•	our ability to attract customers to our e-commerce website;

•	our ability to efficiently utilize our e-commerce fulfillment center;

•	effectively adapting to new challenges associated with our expansion into new geographic markets;

•	our ability to establish, maintain and enhance a strong brand image;

•	generating adequate cash from our existing stores to support our growth;

•	identifying and responding to new and changing customer fashion preferences and fashion-related trends;

•	competing effectively in an environment of intense competition both in stores and online;

•	containing the increase in the cost of mailing catalogs, paper and printing;

•	the success of the malls, power centers, neighborhood and lifestyle centers, outlet centers and street-front locations in which our stores are located;

•	our ability to attract customers in the various retail venues and geographies in which our stores are located;

•	our ability to adapt to downward trends in traffic for our stores and changes in our customers’ purchasing patterns;

•	adapting to declines in consumer confidence and decreases in consumer spending;

•	our ability to adapt to significant changes in sales due to the seasonality of our business;

•	our ability to compete in social media marketing platforms;

•	price reductions or inventory shortages resulting from failure to purchase the appropriate amount of inventory in advance of the season in which it will be sold;

•	natural disasters, unusually adverse weather conditions, boycotts and unanticipated events;

•	changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers;

•	our dependence on third-party vendors to provide us with sufficient quantities of merchandise at acceptable prices;

•	increases in costs of energy, transportation or utility costs and in the costs of labor and employment;

•	our ability to balance proprietary branded merchandise with the third-party branded merchandise we sell;

•	most of our merchandise is made in foreign countries, making price and availability of our merchandise susceptible to international trade conditions;

•	failure of our vendors and their manufacturing sources to use acceptable labor or other practices;

•	our dependence upon key executive management or our inability to hire or retain the talent required for our business;

•	our ability to effectively adapt to our rapid expansion in recent years and our planned expansion;

•	failure of our information technology systems to support our current and growing business, before and after our planned upgrades;

•	disruptions in our supply chain and distribution center;

•	our indebtedness and lease obligations, including restrictions on our operations contained therein;

•	our reliance upon independent third-party transportation providers for certain of our product shipments;

•	our ability to increase comparable store sales or sales per square foot, which may cause our operations and stock price to be volatile;

•	disruptions to our information systems in the ordinary course or as a result of systems upgrades;

•	our inability to protect our trademarks or other intellectual property rights;

•	acts of war, terrorism or civil unrest;

•	the impact of governmental laws and regulations and the outcomes of legal proceedings;

•	our ability to secure the personal financial information of our customers and comply with the security standards for the credit card industry;

•	our failure to maintain adequate internal controls over our financial and management systems; and

•	continuing costs incurred as a result of being a public company.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

See “Risk Factors,” as well as those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case in our annual report on Form 10-K for the year ended February 3, 2018 and in subsequent filings with the SEC incorporated by reference in this prospectus for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and the documents incorporated herein, and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Class A common stock by any of the Selling Stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	100,000,000 shares of Class A common stock, $0.001 par value;

•	35,000,000 shares of Class B common stock, $0.001 par value; and

•	10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Our certificate of incorporation divides our common stock into two classes of common stock, Class A common stock and Class B common stock. Holders of Class A common stock and Class B common stock have identical rights, except with respect to certain voting and conversion as further described below. The holders of Class A common stock are entitled to one vote per share held of record and holders of Class B common stock are entitled to 10 votes per share held of record on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to shares of preferred stock, the holders of our common stock will possess the exclusive voting power.

Holders of our common stock will have no preference, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.

Voting Rights.

On all matters on which the holders of our common stock are entitled to vote, the holders of the Class A common stock and the Class B common stock vote together as a single class. Holders of Class A common stock are entitled to one vote for each share held of record and holders of Class B common stock are entitled to 10 votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock will not have cumulative voting rights, which means that in the election of directors, the holders of shares of common stock representing a plurality of the votes cast can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Our stockholders cannot amend, alter or repeal any provision of our bylaws without the affirmative vote of two thirds of all stockholders voting together as a single class.

Conversion of Class B Common Stock.

All outstanding shares of Class B common stock will convert automatically into a like number of shares of Class A common stock in the event:

•

The number of shares of Class A common stock and Class B common stock beneficially owned by Hezy Shaked and any Hezy Shaked Entity (as defined below), in the aggregate, represents less than 15.0% of the total aggregate number of shares of Class A common stock and Class B common stock outstanding;

•	The death of Hezy Shaked; or

•	Mr. Shaked’s ceasing to be affiliated with us in any capacity as a result of a permanent disability.

In addition, shares of Class B common stock that are transferred will automatically convert into a like number of shares of Class A common stock, other than transfers to Hezy Shaked or a Hezy Shaked Entity.

For purposes of our certificate of incorporation, a “Hezy Shaked Entity” is:

•	any not-for-profit corporation controlled by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof;

•

any other corporation if at least 66% of the value and voting power of its outstanding equity is owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof;

•

any partnership if at least 66% of the value and voting power of its partnership interests are owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine, or any combination thereof;

•

any limited liability or similar company if at least 66% of the value and voting power of the company and its membership interests are owned by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine; or

•

any trust the primary beneficiaries of which are Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine and/or charitable organizations, which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Hezy Shaked, Tilly Levine or the children of Hezy Shaked and Tilly Levine.

Dividend Rights.

The holders of our common stock are entitled to receive pro rata such lawful dividends when, if and as may be declared from time to time by our board of directors out of funds legally available for payment. However, such dividends would be subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock. See “Dividend Policy.”

Liquidation.

In the event of a liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of our preferred stock.

Rights and Preferences.

The shares of our common stock have no preemptive rights, no redemption or sinking fund provisions and are not liable for further call or assessment. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. The outstanding shares of our common stock are, and all shares of common stock to be issued in this offering will be, non-assessable.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Dividend Policy

Our Class A common stock began trading on the New York Stock Exchange on May 4, 2012, in connection with our initial public offering. On January 31, 2017, we declared our first-ever special cash dividend of $0.70 per share to all holders of record of issued and outstanding shares of both Class A common stock and Class B common stock as of the close of business on February 15, 2017, with payment made on February 24, 2017. On January 24, 2018, we declared a special cash dividend of $1.00 per share to all holders of record of issued and outstanding shares of both Class A common stock and Class B common stock as of the close of business on February 9, 2018, with payment made on February 20, 2018. There can be no assurance that future dividends will be paid by us. We do not currently anticipate declaring any additional dividends in the foreseeable future. The declaration and payment of future dividends, if any, will be at the sole discretion of our board of directors based on its consideration of various factors, including our operating results, financial condition, and anticipated capital requirements.

Preferred Stock

As of July 16, 2018, we had no shares of preferred stock outstanding. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Accordingly, our board of directors, without stockholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Class A common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. At present, we have no plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders, of up to 9,500,000 shares of our Class A common stock, which represents the maximum number of shares of Class A common stock issuable upon conversion of 8,859,389 shares of Class B common stock held by certain of the Selling Stockholders at a conversion rate of one share of Class A common stock for each share of Class B common stock, in addition to 540,611 shares of Class A common stock held by Reid Investments LLC, and 100,000 shares of Class A common stock underlying stock options granted to Hezy Shaked that have vested and are exercisable.

On May 2, 2012, in connection with the initial public offering of the Company, Hezy Shaked, Tilly Levine and certain trusts for which immediate family members of Mr. Shaked and Ms. Levine were trustees and the beneficiaries, exchanged all of their equity interests in World of Jeans & Tops for shares of Tilly’s, Inc. Class B common stock on a one-for-one basis. On September 2, 2014, the trusts that held such shares of Class B common stock terminated by their respective terms, and, in accordance with their terms, distributed for no consideration their respective Class B common stock to the remaining Selling Stockholders described below.

The following table sets forth information with respect to the beneficial ownership of our common stock held as of July 16, 2018 by each of the Selling Stockholders, including the number of shares of Class A common stock being offered hereby and information with respect to common stock to be beneficially owned by the Selling Stockholders assuming all the shares of Class A common stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.

The information set forth in the table below is based on information provided by or on behalf of the Selling Stockholders. Information concerning the Selling Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The Selling Stockholders may offer all, some or none of their shares of Class A common stock to the extent permitted by the rules of the SEC. We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the Selling Stockholders listed in the table below may have sold, transferred or otherwise disposed of all or a portion of their Class A common stock since the date on which they provided the information set forth in the table below. The address of each of the Selling Stockholders named in the table below is: c/o Tilly’s, Inc., 10 Whatney, Irvine, California, 92618.

Certain information regarding relationships between the Selling Stockholders and us is set forth following the table below and elsewhere in this prospectus.

Name of Selling Stockholder	Class A (1)	Shares of common stock beneficially owned prior to the offering				Maximum number of shares of Class A common stock offered (6)	Shares of common stock beneficially owned after sale of maximum number of shares that may be offered in the offering
		Percent of Class (2)	Class B (3)	Percent of Class (4)	Percent of Total Voting Power (5)		Class A (1)	Percent of Class (2)	Class B (3)	Percent of Class	Percent of Total Voting Power (5)(6)
Hezy Shaked (7)	640,611	4.1%	12,450,952	90.5%	81.7%	5,298,697	—	—	4,899,108	100.0%	66.7%
Tilly Levine (8)	—	—	4,001,919	29.1%	4.2%	2,353,147	—	—	1,000,000	20.4%	—
Tilly Levine, Trustee HS Annuity Trust Dated August 6, 2010 Trust for Netta Shaked-Schroer (9)	—	—	324,386	2.4%	2.1%	324,386	—	—	—	—	—
Tilly Levine, Trustee HS Annuity Trust Dated August 6, 2010 Trust for Amy Shaked- Diaz (10)	—	—	324,386	2.4%	2.1%	324,386	—	—	—	—	—
Amy Shaked Diaz & Netta Shaked- Schroer, Co-Trustees of the TL Annuity Trust Dated August 6, 2010 Trust for Netta Shaked-Schroer (11)	—	—	329,387	2.4%	2.1%	329,387	—	—	—	—	—
Amy Shaked Diaz & Netta Shaked- Schroer, Co-Trustees of the TL Annuity Trust Dated August 6, 2010 Trust for Amy Shaked- Diaz (12)	—	—	329,386	2.4%	2.1%	329,386	—	—	—	—	—
Reid Investments, LLC (13)	540,611	3.5%	—	—	*	540,611	—	—	—	—	—

*	Denotes less than 1.0%.
(1)

The information set forth in the table with respect to current ownership of Class A common stock does not reflect the shares of Class A common stock that are issuable upon conversion of the shares of Class B common stock listed in the table.

(2)

The percentage of shares of Class A common stock beneficially owned is computed on the basis of 15,649,185 shares of our Class A common stock outstanding as of July 16, 2018. Shares of Class A common stock which the applicable Selling Stockholder has the right to acquire within 60 days of July 16, 2018 are deemed to be outstanding and beneficially owned by the person holding such rights for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)

Each share of Class B common stock shall convert automatically into one share of Class A common stock upon transfer, other than to Hezy Shaked or any other Hezy Shaked Entities, as well as upon certain other events, in each case as described in “Description of Capital Stock—Common Stock—Conversion of Class B Common Stock”.

(4)	The percentage of shares beneficially owned is computed on the basis of 13,758,497 shares of our Class B common stock outstanding as of July 16, 2018.
(5)

Each holder of Class A common stock is entitled to one vote per share, and each holder of Class B common stock is entitled to ten votes per share, with holders of Class A common stock and holders of Class B common stock voting together as a single class.

(6)

Assumes that the Selling Stockholders dispose of all the shares of Class A common stock covered by this prospectus and do not acquire ownership of any additional shares of Class A common stock. The registration of these shares of Class A common stock does not necessarily mean that the Selling Stockholders will sell all or any portion of the Class A common stock covered by this prospectus.

(7)

Shares of common stock beneficially owned prior to the offering includes (a) 9,097,805 shares of Class B common stock held by The Hezy Shaked Living Trust Established May 18, 1999 (the “Hezy Shaked Living Trust”), of which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power, (b) 3,353,147 shares of Class B common stock held by The Tilly Levine Separate Property Trust Established March 31, 2004 (the “Tilly Levine Separate Property Trust”), of which Ms. Levine is the trustee and beneficiary, over which Mr. Shaked has sole voting power pursuant to a voting trust agreement with Ms. Levine, (c) 540,611 shares of Class A common stock held by Reid Investments, LLC, for which Mr. Shaked serves as sole manager with sole voting and investment control over the securities held thereby, and (d) 100,000 shares of Class A common stock underlying an option granted to Mr. Shaked that have vested and are exercisable. Shares of common stock beneficially owned after sale of maximum number of shares that may be offered in this offering includes (a) 3,899,108 shares of Class B common stock held by the Hezy Shaked Living Trust, of which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power, and (b) 1,000,000 shares of Class B common stock held by the Levine Separate

Property Trust, of which Ms. Levine is the trustee and beneficiary, over which Mr. Shaked has sole voting power pursuant to a voting trust with Ms. Levine. Mr. Shaked serves as the Executive Chairman and Chief Strategy Officer for the Issuer.
(8)

Shares of common stock beneficially owned prior to the offering includes (a) 3,353,147 shares of Class B common stock held by The Tilly Levine Separate Property Trust of which Ms. Levine is the sole trustee and beneficiary (the “Levine Shares”), and (b) 324,386 shares of Class B common stock held by each of the HS Annuity Trust Dated August 6, 2010 Trust for Netta Shaked-Schroer (“Trust I”) and the HS Annuity Trust Dated August 6, 2010 Trust for Amy Shaked-Diaz (“Trust II”), of which Ms. Levine is trustee (648,772 shares in total). Shares of common stock beneficially owned after sale of maximum number of shares that may be offered in this offering includes 1,000,000 shares of the Levine Shares. Pursuant to a voting trust agreement with Mr. Shaked, Ms. Levine has granted Mr. Shaked, as trustee under the agreement, the right to vote the Levine Shares. Ms. Levine retains dispositive power over and full economic interest in the Levine Shares. Ms. Levine serves as the Vice President of Vendor Relations for the Issuer.

(9)	Ms. Levine serves as trustee for Trust I, and Netta Shaked-Schroer, daughter of Mr. Shaked and Ms. Levine, is the beneficiary of Trust I.
(10)	Ms. Levine serves as trustee for Trust II, and Amy Shaked-Diaz, daughter of Mr. Shaked and Ms. Levine, is the beneficiary of Trust II.
(11)

Netta Shaked-Schroer and Amy Shaked-Diaz, daughters of Mr. Shaked and Ms. Levine, serve as co-trustees for the TL Annuity Trust Dated August 6, 2010 Trust for Netta Shaked-Schroer (“Trust III”), and Netta Shaked-Schroer is the beneficiary of Trust III.

(12)

Netta Shaked-Schroer and Amy Shaked-Diaz, daughters of Mr. Shaked and Ms. Levine, serve as co-trustees for the TL Annuity Trust Dated August 6, 2010 Trust for Amy Shaked-Diaz (“Trust IV”), and Amy Shaked-Diaz is the beneficiary of Trust IV.

(13)	Mr. Shaked serves as sole manager of Reid Investments, LLC, with sole voting and investment control over the securities held thereby.

Relationships Between the Selling Stockholders and the Company

Hezy Shaked, Tilly Levine, Shaked Holdings, LLC and Amnet Holdings, LLC.

Mr. Shaked is our Co-Founder, Executive Chairman of our board of directors and one of our executive officers. Ms. Levine is our Co-Founder. Mr. Shaked, through the Hezy Shaked Living Trust, owns 63% of Shaked Holdings, LLC. Ms. Levine, through the Tilly Levine Separate Property Trust owns 37% of Shaked Holdings. Mr. Shaked, through the Hezy Shaked Living Trust, is the sole member and owner of Amnet Holdings, LLC, or Amnet Holdings.

Certain Leases

The Company leases a building (17 Pasteur, Irvine, California) from Amnet Holdings. The Company intends to use this property as its e-commerce fulfillment center. The lease payments adjust annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. The Company incurred rent expense of $1.0 million in the fiscal year 2017 related to this lease. The lease expires on October 31, 2021.

The Company leases office and warehouse space (11 Whatney, Irvine, California) from Amnet Holdings. Pursuant to the lease agreement, the lease payment adjusts annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. The Company incurred rent expense of $0.4 million in the fiscal year 2017 related to this lease. The lease expires on June 30, 2022.

The Company leases its corporate headquarters and distribution center (10 and 12 Whatney, Irvine, California) from Shaked Holdings. The lease payments increase annually by 3%. The Company incurred rent expense of $1.1 million in the fiscal year 2017 related to this lease. The lease expires on December 31, 2027.

Tax Indemnification Agreements

The Company entered into certain tax indemnification agreements with each of the Hezy Shaked Living Trust and the Tilly Levine Separate Property Trust. Pursuant to such tax indemnification agreements, the Company agreed to indemnify, defend and hold harmless each such stockholder on an after-tax basis against additional income taxes, plus interest and penalties resulting from adjustments made, as a result of a final determination made by a competent tax authority, to the taxable income our subsidiary, World of Jeans & Tops, Inc., reported as an “S” Corporation. Such agreement provides that the Company defends and holds harmless such stockholders against any losses, costs or expenses, including reasonable attorneys’ fees, arising out of a claim for such tax liability.

Certain Employees

We employ Hezy Shaked as our Chief Strategy Officer. In fiscal 2017, Mr. Shaked received base compensation of $415,385 and other compensation in the amount of $33,023, which included $24,923 for his automobile allowance and $8,100 for 401(k) matching contributions. We also employ Tilly Levine as our Vice President of Vendor Relations. In fiscal 2017, Ms. Levine received base compensation of $16,538 and other compensation in the amount of $540 for 401(k) matching contributions. Ms. Levine and Mr. Shaked also participated in our health and wellness program available to all other eligible employees.

Tilly’s Life Center

Tilly’s Life Center (“TLC”), is a charitable organization that was founded and is run by Ms. Levine. Our board has approved annual support for TLC of up to $70,000 in fiscal 2017 and $75,000 in fiscal 2018. We incurred costs of approximately $66,000 related to printing of TLC’s program materials, marketing support, and website services during fiscal 2017.

PLAN OF DISTRIBUTION

Any of the Selling Stockholders may sell some or all of the Class A common stock covered by this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. To the extent required, this prospectus and any free writing prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. The Class A common stock may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The Selling Stockholders may decide not to sell the Class A common stock described in this prospectus. We cannot assure holders that any Selling Stockholder will use this prospectus to sell any or all of the Class A common stock. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a Selling Stockholder may transfer, devise or gift the Class A common stock by other means not described in this prospectus.

Offers to purchase the Class A common stock being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the Class A common stock from time to time. Any agent involved in the offer or sale of the Class A common stock will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the Class A common stock being offered by this prospectus, the Class A common stock will be sold to the dealer, as principal. The dealer may then resell the Class A common stock to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the Class A common stock being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the Class A common stock to the public. In connection with the sale of the Class A common stock, the Selling Stockholders or the purchasers of Class A common stock for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the Class A common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase the Class A common stock as a principal, and may then resell such Class A common stock at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the Class A common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any Class A common stock sold pursuant to this prospectus will be listed on the New York Stock Exchange. To facilitate the offering of Class A common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. This may include over-allotments or short sales of Class A common stock, which involve the sale by persons participating in the offering of more Class A common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Class A common stock by bidding for or purchasing Class A common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Class A common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Class A common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us and our affiliates or the Selling Stockholders and their respective affiliates, or perform services for us and our affiliates or the Selling Stockholders and their respective affiliates, in the ordinary course of business for which they receive compensation. If a Selling Stockholder uses this prospectus for any sale of the shares of Class A common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock offered pursuant to this prospectus, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders who purchase shares of our Class A common stock offered pursuant to this prospectus and who hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•

persons subject to special tax accounting rules as the result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement,” as defined in the Code; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Description of Capital Stock—Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds our Class A common stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

LEGAL MATTERS

Latham & Watkins LLP will pass upon the validity of the issuance of the securities offered hereby. Additional legal matters may be passed upon for us, the Selling Stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements as of February 3, 2018 and January 28, 2017 and for each of the three years in the period ended February 3, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

5,500,000 Shares

Tilly’s, Inc.

Class A Common Stock

P R O S P E C T U S    S U P P L E M E N T

BofA Merrill Lynch

B. Riley FBR

Roth Capital Partners

SEPTEMBER 6, 2018